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                                                                    EXHIBIT 99.2

                                                                 [WILLIAMS LOGO]
NEWS RELEASE

NYSE: WMB

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
DATE:      Feb. 20, 2003

CONTACT:   Kelly Swan                      Travis Campbell                   Richard George
           Williams (media relations)      Williams (investor relations)     Williams (investor relations)
           (918) 573-6932                  (918) 573-2944                    (918) 573-3679
           kelly.swan@williams.com         travis.campbell@williams.com      richard.george@williams.com
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               WILLIAMS REACHES AGREEMENT TO SELL ETHANOL BUSINESS
                        TRANSACTION TO YIELD $75 MILLION

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has signed a definitive agreement to sell its equity interest in Williams Bio-Energy L.L.C. for approximately $75 million to a new company formed by Morgan Stanley Capital Partners.

         Williams Bio-Energy owns and operates an ethanol production plant in Pekin, Ill., holds a 78.4 percent interest in another plant in Aurora, Neb., and has various agreements to market ethanol from third-party plants. The Pekin and Aurora facilities produce about 135 million gallons of ethanol per year.

         Steve Malcolm, chairman, president and chief executive officer, said, "We're continuing to raise cash, reduce working capital requirements and reshape our company around natural gas. Every divestiture and every new dollar is a building block toward putting us in a better position to meet our future obligations."

         The sale is projected to close in the second quarter, subject to completion of necessary closing conditions and Hart-Scott-Rodino review. Based on the terms of the sale, Williams expects to record an additional pre-tax loss in the fourth quarter of approximately $51 million.

         Roughly 240 Williams employees support the ethanol operations. Williams originally acquired the Pekin plant in 1995. Ethanol is a domestic, renewable fuel that is used as a high-quality octane enhancer.

         Banc of America Securities LLC acted as financial advisor to Williams in connection with this transaction.


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ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

ABOUT MORGAN STANLEY CAPITAL PARTNERS (NYSE: MWD)

Morgan Stanley Capital Partners is the private equity business of Morgan Stanley. Since its founding 18 years ago, Morgan Stanley Capital Partners has invested over $7 billion of capital across a broad range of sectors including industrials, healthcare, financial services, consumer products, media/communications and energy. For more information, please visit www.morganstanley.com/privateequity.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.